                                                                   EXHIBIT 19.2




                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               September 2, 1996
                       (Date of earliest event reported)


                              UNIDYNE CORPORATION
                      (Exact name of small business issuer
                          as specified in its charter)




DELAWARE                                           0-10372                           23-2154902
(State or other jurisdiction                       (Commission File No.)             (IRS Employer Identification No.)
of incorporation or organization)



            118 PICKERING WAY, SUITE 104, EXTON, PENNSYLVANIA 19341
                    (Address of principal executive offices)


                                 (610) 363-8237
                          (Issuer's telephone number)

ITEM 1.          CHANGES IN CONTROL OF REGISTRANT.

         On September 2, 1996, Registrant completed the acquisition of 100% of the issued and outstanding shares of the common stock of United Dynamatics, Inc., a Delaware corporation ("UDI"). In separate transactions, Registrant also acquired nine percent (9%) of the issued and outstanding common stock of Maxwell Dynamometer Systems, Inc., a Delaware corporation related to UDI ("Maxwell"), and approximately $1.05 million in principal amount of debt instruments issued by Maxwell. The above transactions were effective as of September 1, 1996. (The UDI common stock, the Maxwell common stock and the Maxwell debt instruments are herein collectively referred to as the "Assets").

         The Assets were acquired in exchange for a total of 6,677,031 shares of newly issued shares of Registrant's common stock, $.001 par value per share (the "Common Stock"). The number of shares issued in exchange for the Assets constituted approximately 90% of Registrant's issued and outstanding Common Stock at the time of issuance. Prior to acquisition of the Assets, Robert M. Bernstein owned 51.9% of the Registrant's issued and outstanding Common Stock.

         Immediately following acquisition, Robert M. Bernstein and Harvey Kravetz, being all of the directors and officers of Registrant before Registrant's acquisition of the Assets, resigned. The following persons were elected as directors of Registrant:

         C. EUGENE HUTCHESON, age 53, has been Chief Executive Officer and Chairman of the Board of Directors of UDI since its inception in 1995. He was a co-founder of UDI and is Chairman of the Board and President of Maxwell. Mr. Hutcheson serves as Chairman and Chief Executive Officer of Dynamatic Corporation ("Dynamatic"), a wholly owned subsidiary of UDI, and of Capital Idea, Inc., a Colorado corporation which is the majority shareholder of Maxwell ("Capital Idea"). Previously, he was the Chairman and President of CIDCO Group, Inc., which developed and patented products for the packaging and container industry. Mr. Hutcheson is co-holder of a patent issued in September 1995 on a chassis dynamometer.

         CHARLOTTE E. DOREMUS, age 52, Chief Administrative Officer, Secretary and Director of UDI and Kenosha Corporation, is also Secretary/Treasurer and a director of Maxwell and Capital Idea. Ms. Doremus has been an investor in start-up companies for more than ten years. Ms. Doremus has also been an Assistant to the Research Director and head of the Portfolio Review Department at Argus Research Corp. and a Registered Representative and Portfolio Analyst for Dean Witter Reynolds in New York City.

         DAVID M. BARRETT, ESQ., age 58, is a senior partner of the law firm of Barrett & Schuler, Washington, D.C. Mr. Barrett has been an instructor in law at Notre Dame Law School. He has been an Assistant United States Attorney for the District of Columbia and was recently appointed Independent Counsel for an investigation of a Member of the Cabinet of the President of the United States.

         DR. FRANK B. HOLZE, age 58, founded and manages Holze International Investment, a Monaco-based investment consulting firm. Dr. Holze was with ITT Corporation for 12 years. Subsequently, Dr. Holze was Vice President and a member of the board of management in Europe for the Thyssen-Bornemisza Group, which is based in Monaco, and was general manager of a number of the Group's companies.

         The following persons were elected as officers of Registrant:

         C. EUGENE HUTCHESON -  Chairman of the Board of Directors, President
                                and Chief Executive Officer

         TIMOTHY M. FLYNN - Vice President and Assistant Treasurer

         CHARLOTTE E. DOREMUS - Secretary and Treasurer

         The following persons are known by Registrant to be the beneficial owners of more than five percent of Registrant's Common Stock as of September 6, 1996.

                                                    Amount(1)
         Name and Address                           and Nature                Percentage
         of Beneficial Owner                        of Ownership              of Class
         -------------------                        ------------              --------
         Capital Idea, Inc.                         4,603,860                  57%
         118 Pickering Way, Suite 104
         Exton, PA 19341

         C. Eugene Hutcheson                        4,816,360(2)               59%
         UNIDYNE Corporation
         118 Pickering Way, Suite 104
         Exton, PA  19341

         Charlotte E. Doremus                       4,816,360(3)               59%
         UNIDYNE Corporation
         118 Pickering Way, Suite 104
         Exton, PA  19341

         David M. Barrett                           964,866(4)                 12%
         1000 Thomas Jefferson St., NW
         Suite 305
         Washington, D.C.  20007

         Frank B. Holze                             1,219,805(5)               15%
         26 BIS Boulevard
           Princess Charlotte
         MC 98000 Monaco





--------------------

     (1) Unless otherwise indicated, all ownership is direct.

     (2) Includes 127,885 shares which Mr. Hutcheson has the right to acquire within sixty days through the exercise of options and 4,603,860 shares owned by Capital Idea, of which Mr. Hutcheson is Chairman and Chief Executive Officer and a 50% shareholder.

     (3) Includes 187,885 shares which Ms. Doremus has the right to acquire within sixty days through the exercise of options and 4,603,860 shares owned by Capital Idea, of which Ms. Doremus is a director, Secretary and Treasurer, and a 50% shareholder.

     (4) Includes 228,692 shares which Mr. Barrett has the right to acquire within sixty days through the exercise of options.

     (5) Includes 500,000 shares owned by Darnley Holdings, Ltd., a Bahamian corporation, of which Mr. Holze is Director.

         The following is certain information regarding the Common Stock of Registrant beneficially owned by each of its directors and executive officers and all directors and executive officers as a group.

                                                                       Amount(1)
Name and Address                                                       and Nature               Percentage
of Beneficial Owner               Position                             of Ownership             of Class
-------------------               --------                             ------------             ---------
C. Eugene Hutcheson               Chairman of the                      4,816,360(2)             59%
                                  Board of Directors,
                                  Chief Executive
                                  Officer and President

Timothy Flynn                     Vice President and                   3,000(3)                 less than 1%
                                  Assistant Treasurer

David M. Barrett                  Director                             964,866(4)               12%

Frank B. Holze                    Director                             1,219,805(5)             15%

Charlotte E. Doremus              Secretary, Treasurer                 4,816,360(6)             59%
                                  and a Director

--------------                                                         =========                ==

Directors and executive
officers as a group                                                    7,116,531                88%





--------------------

     (1) Unless otherwise indicated, all ownership is direct.

     (2) Includes 127,885 shares which Mr. Hutcheson has the right to acquire within sixty days through the exercise of options and 4,603,860 shares owned by Capital Idea, of which Mr. Hutcheson is Chairman and Chief Executive Officer and a 50% shareholder.

     (3) Includes 1,000 shares which Mr. Flynn has the right to acquire within sixty days through the exercise of options.

     (4) Includes 228,692 shares which Mr. Barrett has the right to acquire within sixty days through the exercise of options.

     (5) Includes 500,000 shares owned by Darnley Holdings, Ltd., a Bahamian corporation, of which Mr. Holze is Director.

     (6) Includes 187,885 shares which Ms. Doremus has the right to acquire within sixty days through the exercise of options and 4,603,860 shares owned by Capital Idea, of which Ms. Doremus is a director, Secretary and Treasurer, and a 50% shareholder.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Registrant acquired the Assets from Capital Idea, David M. Barrett, Frank B. Holze, Gregory J. Layton and Sharon D. Long in exchange for a total of 6,677,031 shares of newly issued Common Stock of Registrant. The number of shares issued in connection with these transactions was determined through negotiation between Registrant and the former owners of the Assets. Prior to Registrant's acquisition of the Assets, there was no material relationship between Registrant or any of its affiliates, any director or officer of Registrant or any associate of any such director or officer and the persons from whom the Assets were acquired.

         UDI, through its wholly owned subsidiary, Dynamatic, manufactures specialized electric motors and variable speed drives and controls utilizing the Eddy Current Drive operating principle to control motor speed. The variable speed drives are used in a variety of products including stamping presses, pumps and special process equipment. Dynamatic also manufactures engine dynamometers and transmission dynamometers for a variety of large industrial customers, primarily in the automotive and heavy equipment industries. UDI products are manufactured in facilities located in Kenosha, Wisconsin, consisting of approximately 261,600 square feet of manufacturing, laboratory and testing facilities and 46,100 square feet of office space located on approximately 13.3 acres of land. Maxwell, which is based in Exton, Pennsylvania, manufactures and installs customized dynamometer systems.

         It is impracticable to provide financial statements for the business operation acquired by Registrant as of the date hereof. Such financial statement will be filed as an amendment to this Form 8-K no later than 60 days from the date hereof.


ITEM 7.  EXHIBITS.

EXHIBIT NO.
-----------

10.1 First Amended Purchase and Sale Agreement, dated July 31, 1996, among Robert M. Bernstein, Blue Jay Enterprises, Inc. and certain shareholders of UDI.

10.2 Second Amendment to Purchase and Sale Agreement, dated September 2, 1996, among Robert M. Bernstein, Blue Jay Enterprises, Inc. and certain shareholders of UDI.

10.3             Second Amended Purchase and Sale Agreement, dated September
                 2, 1996, among Robert M. Bernstein, Blue Jay Enterprises, Inc. and Capital Idea, Inc.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: September 13, 1996              /s/ C. Eugene Hutcheson
                                      -----------------------
                                      C. Eugene Hutcheson
                                      Chairman, Chief Executive Officer
                                      and President

                                                                    EXHIBIT 10.1

                                 FIRST AMENDED
                          PURCHASE AND SALE AGREEMENT


      This First Amended Purchase and Sale Agreement (the "Agreement") is entered into this 31st day of July, 1996 by and between Blue Jay, Enterprises, Inc., a Delaware corporation ("Blue Jay"), Robert M. Bernstein ("Bernstein"), and the following shareholders of United Dynamatics Inc., a Delaware corporation ("UDI"); Darnley Holdings, Ltd., a Bahamian corporation ("Darnley") ; Capital Idea, Inc., a Colorado corporation; and EETC Inc., a Delaware corporation, Frank B. Holze and David M. Barrett (hereinafter the foregoing shareholders collectively are referred to as "Shareholders" and individually referred to as a "Shareholder").

                                    RECITALS

      WHEREAS, the parties hereto, except Darnley, entered into a Purchase and Sale Agreement as of May 17, 1996 (the "May 17 Agreement").

      WHEREAS, the parties desires to amend the May 17 Agreement to read in its entirety as hereinafter set forth.

      WHEREAS, Vintage Enterprises, Inc., a Delaware corporation, was a party to the May 17 Agreement and will no longer be a party to the transactions contemplated hereby and by the May 17 Agreement.

      NOW, THEREFORE, the parties hereby amend the May 17 Agreement to read in its entirety as follows:


      WHEREAS, Shareholders own 1,068 shares (the "UDI Shares") of common stock, no par value per share, of UDI (the "UDI Common Stock"), which constitute all of the outstanding UDI Common Stock.

      WHEREAS, UDI owns all of the issued and outstanding stock of Dynamatic Corporation ("Dynamatic") and Kenosha Corporation ("Kenosha"), each a Delaware corporation.

      WHEREAS, Shareholders and Blue Jay desire that Blue Jay acquire the UDI Shares in exchange for shares of common stock, $.001 par value per share, of Blue Jay ("Blue Jay Common Stock") that, together with the transfer of certain assets of Capital Idea, Inc. ("Capital Idea") to Blue Jay pursuant to a Purchase and Sale Agreement of even date herewith between Blue Jay and Capital Idea (the "Capital Idea Agreement"), is intended to qualify as a tax-free transfer under Section 351(a) of the Internal Revenue Code of 1986, as amended, and upon completion of which UDI will be a wholly-owned subsidiary of Blue Jay; and

                 NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


                                   AGREEMENT:

                                   ARTICLE I

                               PURCHASE AND SALE

      1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, on the Final Closing Date (as hereinafter defined), the Shareholders, severally and individually, shall sell and deliver to Blue Jay, and Blue Jay shall purchase and accept from each Shareholder, the UDI Shares.


                                   ARTICLE II

                             CONSIDERATION; CLOSING

      2.1    Consideration.   The consideration to be paid by Blue Jay for the
UDI Shares shall be in the form of shares of Blue Jay Common Stock in the ratio of 3779.77 shares of newly issued Blue Jay Common Stock for each outstanding share of UDI Common Stock, or an aggregate 4,036,794 shares of Blue Jay Common Stock (the "Blue Jay Shares").

      2.2 Escrow Arrangement. The Shareholders, Blue Jay and Firstar Trust Company, as escrow agent (the "Escrow Agent"), have entered into an escrow agreement, as amended, in the form attached hereto as Exhibit A ("the Escrow Agreement") pursuant to which (a) the Shareholders have delivered to the Escrow Agent the UDI Shares and (b) Blue Jay has delivered to the Escrow Agent the Blue Jay Shares, all of which shares shall be held by the Escrow Agent in accordance with the Escrow Agreement.

      2.3 Closing. The closing in escrow of the transactions contemplated hereby ("Escrow Closing") was held at Trafalgar Financial Services, Inc., 126 State Street, Boston, Massachusetts at 1:00 P.M. May 17, 1996. The "Final Closing Date" shall mean the date on which the Escrow Agent releases the documents pursuant to Section 3.1(a) of the Escrow Agreement which shall be the first business day following satisfaction of all closing conditions set forth in
Article VIII and IX hereof.

      2.4    Deliveries on the Final Closing Date.  On the Final Closing Date:

      (a) UDI, as representative of the Shareholders (in such capacity, the "Representative"), and Blue Jay shall deliver to the Escrow Agent the Notice of Release referred to in the Escrow Agreement;

      (b) The Escrow Agent shall deliver to Blue Jay certificates representing the UDI Shares, duly endorsed for transfer or in blank; and

      (c) The Escrow Agent shall deliver to the Representative certificates representing the Blue Jay Shares in the amounts set forth on Schedule 2.4 hereto or such other allocations as may be mutually agreed to by the Shareholders.


                                  ARTICLE III

           INDIVIDUAL AND SEVERAL REPRESENTATIONS OF THE SHAREHOLDERS

      In order to induce Blue Jay to enter into this Agreement, each of the Shareholders, severally and individually, makes the following representations and warranties to Blue Jay.

      3.1 Ownership of Shares. Such Shareholder is the record and beneficial owner of the kind and number of UDI Shares as are set forth opposite such Shareholder's name on Schedule 3.1 hereto. Such Shareholder owns such shares free and clear of all liens, encumbrances, pledges, claims and other security interests and all such shares are validly issued, fully paid and nonassessable (except to the extent otherwise provided by Section 180.0622(2)(b) of the Wisconsin Statutes). None of the UDI Shares owned by such Shareholder is subject to any marital property or other agreement, judgment, order, voting trust or proxy or other agreement which either limits or restricts such Shareholder's absolute authority to transfer its UDI Shares as herein provided or requires the holder thereof to vote such shares in any particular manner.

      3.2 Enforceability; Conflicting Obligations. Such Shareholder has all necessary power and authority to enter into and consummate the transactions contemplated by this Agreement in accordance with its terms and to sell to Blue Jay the number of UDI Shares set forth opposite such Shareholder's name on
Schedule 3.1 hereto. This Agreement has been duly authorized by such Shareholder and is such Shareholder's valid and binding obligation, enforceable against such Shareholder in accordance with its terms. The execution and delivery by such Shareholder of this Agreement do not, and the consummation of the sale of the UDI Shares by such Shareholder contemplated hereby will not, conflict with or violate the provisions of any order, writ, decree, agreement, contract, restriction or organizational documents to which such Shareholder is a party or to which such Shareholder is bound.


                                   ARTICLE IV

             JOINT AND SEVERAL REPRESENTATIONS OF THE SHAREHOLDERS

      In order to induce Blue Jay to enter into this Agreement, the Shareholders, jointly and severally, make the following representations and warranties to Blue Jay.

      4.1 Organization and Qualification. Each of UDI, Dynamatic and Kenosha is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2    Capitalization.

          (a) Company. The entire authorized capital stock of UDI consists of 1,500 shares of UDI Common Stock, of which 1,068 shares are outstanding and owned by the Shareholders. Except as set forth on Schedule 4.2 hereof, there are no outstanding options, warrants, convertible securities or other rights to subscribe for or acquire any capital stock or securities convertible into capital stock of UDI.

          (b)    Subsidiaries.  Dynamatic and Kenosha (the "Subsidiaries")
constitute the only wholly-owned subsidiaries of UDI.   The authorized capital
stock of Dynamatic consists of 1,500 shares of common stock, no par value per share, of which 1,068 shares are outstanding, and the authorized capital stock of Kenosha consists of 1,500 shares of common stock, no par value, of which 1,068 shares are outstanding. All such issued and outstanding shares of Dynamatic and Kenosha are owned by UDI free and clear of all liens, encumbrances, pledges, claims and other security interests.

      4.3 Litigation. Except as set forth on Schedule 4.3, there are no claims, suits, actions, arbitrations, administrative proceedings or investigations, pending or, to UDI's knowledge, threatened against UDI or either Subsidiary that could have a material adverse effect on the financial condition of UDI and the Subsidiaries, taken as a whole, or restrict the ability of the Shareholders to consummate the transactions contemplated by this Agreement.

      4.4 Financial Information. The financial information of UDI that has been previously provided to Bernstein fairly presents in all material respects the financial position of UDI as of the dates indicated, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

      4.5    Investment Intent.   The Blue Jay Shares being acquired by the
Shareholders hereunder are being acquired for investment and not with a view toward distribution thereof. The Shareholders acknowledge that such shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws and may be resold only pursuant to an effective registration covering such shares or pursuant to an available exemption from registration. The Shareholders further acknowledge that the certificates representing the Blue Jay Shares shall bear the following legend:

      The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state, but have been issued in reliance upon exemptions therefrom. The securities may not be offered, sold, pledged or otherwise transferred without registration under the Act or the opinion of counsel satisfactory to the Corporation that an exemption from registration is available or that such transfer may otherwise lawfully be made.

      4.6 Brokers. Neither the Shareholders, UDI, nor either of the Subsidiaries has incurred or made commitments for any brokerage, finders' or similar fees in connection with the transactions contemplated by this Agreement, except the engagement letter, dated April 15, 1996, among Trafalgar Financial Services, Inc., UDI and Capital Idea, Inc.

      4.7 Representations and Warranties True and Correct. The representations and warranties contained herein, and all other documents, certifications, materials and written statements or written information concerning UDI or the Subsidiaries given to Blue Jay by or on behalf of the Shareholders do not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE V

                          REPRESENTATIONS OF BLUE JAY

      In order to induce the Shareholders to enter into this Agreement, Blue Jay and Robert M. Bernstein, jointly and severally, make the following representations and warranties to the Shareholders.

      5.1    Organization.    Blue Jay is duly organized, validly existing and
in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to conduct its business as currently operated and conducted.

      5.2 Capitalization of Blue Jay. The authorized capital stock of Blue Jay consists of 50,000,000 shares of Common Stock, $.001 par value per share, of which 724,059 shares are issued and outstanding. All of such outstanding shares have been issued pursuant to and in accordance with effective registration statements under the 1933 Act and in compliance with applicable state securities laws or pursuant to valid exemptions from registration under the 1933 Act and any applicable state securities laws and rules and regulations under such laws. All of the outstanding shares of Blue Jay Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights. There are no other shares of capital stock or other equity securities (or debt securities with any voting rights or convertible into securities with any voting rights) of Blue Jay outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of capital stock of Blue Jay, except for an option ("Option") granted to Bernstein pursuant to an Option Agreement (the "Option Agreement") of even date herewith in the form of Exhibit C hereto.

      5.3    Authorization.   Blue Jay has full power and authority to enter
into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Blue Jay's Board of Directors and no other corporate proceedings on the part of Blue Jay are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Blue Jay and is the legal, valid and binding obligation of Blue Jay, enforceable against Blue Jay in accordance with its terms. The Blue Jay Common Stock to be issued hereunder and under the Capital Idea

Agreement, respectively, will be validly issued, fully paid and nonassessable.

      5.4 Reports and Financial Statements. Blue Jay has filed all reports on Form 10-Q, Form 10-QSB and Form 10-K required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") since 1986 (collectively, the "SEC Reports"). Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the financial position of Blue Jay as of the date thereof, and each of the income statements and statements of cash flow (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Blue Jay for the period or as of the date set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

      5.5 Litigation. There are no claims, suits, actions, arbitrations, administrative proceedings or investigations, pending or, to Blue Jay's or Bernstein's knowledge, threatened against Blue Jay or Bernstein that could have a material adverse effect on Blue Jay or restrict the ability of Blue Jay to consummate the transactions contemplated by this Agreement or the other agreements referred to herein.

      5.6 Investment Intent. The UDI Shares are being acquired for investment and not with a view toward distribution thereof. Blue Jay acknowledges that such shares have not been registered under the 1933 Act or any state securities laws and may be resold only pursuant to an effective registration covering such shares or pursuant to an available exemption from registration. Blue Jay further acknowledges that the certificates representing the UDI Shares shall bear the legend set forth in Section 4.5 hereof:

      5.7 Brokers. Neither Blue Jay nor Bernstein has incurred or made commitments for, any brokerage, finders' or similar fees in connection with the transactions contemplated by this Agreement.

      5.8 Representations and Warranties True and Correct. The representations and warranties contained herein, and all other documents, certifications, materials and written statements or written information given to the Shareholders by or on behalf of Blue Jay, do not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      6.1 Survival of Representations. None of the representations or warranties made by any party to this Agreement shall survive the Final Closing Date, unless the party making the representation or warranty knew such representation or warranty was false at the time it was made or as of the Final Closing Date.

      6.2    Agreement to Indemnify.

      (a) Bernstein shall indemnify, defend and hold harmless the Shareholders, UDI, the Subsidiaries, and each officer, director, employee and agent thereof (collectively the "Indemnified Parties"), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any Indemnified Party, directly or indirectly, during the one-year period following the Closing, by reason of or resulting from any claims by stockholders of Blue Jay challenging the fairness of the transactions contemplated by this Agreement or any claims by stockholders of Blue Jay or arising out of any transaction by or activities of Blue Jay prior to the Closing Date.

      (b) The obligations of Bernstein set forth in paragraph (a) above shall be secured by and limited to a pledge by Bernstein to UDI, as representative of the Indemnified Parties, of shares of Blue Jay Common Stock and the Option Agreement pursuant to the Pledge Agreement in substantially the form of Exhibit D attached hereto (the "Pledge Agreement").

      (c)    For purposes of satisfying any claim for Damages under this
Section 6.2, the value of the Blue Jay Common Stock pledged shall be the average of the daily market prices of the Blue Jay Common Stock for the 10 trading days immediately preceding final agreement between Bernstein and the Indemnified Parties, or final adjudication by a court of competent jurisdiction, of such claim. For purposes of this Section 6.2(c), the market price for each trading day shall be the closing price on such day on the principal securities exchange or market in which the Blue Jay Common Stock is then traded or, if no sale takes place on such day, the average of the closing bid and asked prices on such day.


                                  ARTICLE VII

                    COVENANTS PENDING THE FINAL CLOSING DATE

      7.1 Operation of Business. From the date hereof and until the Final \ Closing Date, without the prior written consent of the Representative, Blue Jay shall not:

         (a) Increase Compensation. Grant or promise any increase in compensation to any shareholder, officer or director or employee, nor, by means of any bonus, profit-sharing, incentive compensation payment, pension, retirement, medical hospitalization, life insurance or other insurance plan or plans, or otherwise, increase in any amount the benefits or compensation of any such employees, directors or officers;

         (b) Employment and Labor Contracts. Enter into, amend or renew or extend any employment contract or collective bargaining agreement;

         (c) Disposition of Assets. Sell or dispose of, or encumber, mortgage or pledge any asset;

         (d) Capital Expenditures. Make any capital expenditures, or enter into any lease of capital equipment or real estate;

         (e) Contracts. Enter into any contract, except as contemplated by this Agreement.

         (f) Create or Incur Indebtedness. Enter into any transaction, or create, assume, incur or guarantee any indebtedness;

         (g) Issue Stock; Distributions on Stock. Except for the Option Agreement and any Blue Jay Common Stock to be issued thereunder, authorize or issue any shares of capital stock or other securities convertible into or exercisable for capital stock, or declare or pay any dividend or make any sale of, or distribution with respect to, any capital stock or directly or indirectly redeem, purchase or otherwise acquire any capital stock;

         (h) Accounting Procedures. Change any accounting procedures or practices or its financial structure;

         (i) Charter Amendments. Make any amendments to or changes in its certificate of incorporation or bylaws;

         (j) Breach of Contract. Perform any act, or attempt to do any act, or permit any act or omission to act, which will cause a breach of any contract, agreement, instrument, document, lease, license, permit, indenture or other obligation to which it is a party or to which it is bound.

      7.2 Access Prior to Final Closing. Blue Jay shall permit the Shareholders and their counsel, accountants and other representatives full access during normal business hours to all of the offices, properties, books and records and contracts of Blue Jay in order that the Shareholders may have full opportunity to make such investigations as they shall desire of Blue Jay in connection with the transactions contemplated by this Agreement, and shall furnish the Shareholders during such period with all such additional financial and operating data and other information as the Shareholders or their representatives may from time to time reasonably request.

      7.3 Blue Jay Acquisition Proposals. From and after the date hereof and until the earlier of the consummation of the transactions contemplated by this Agreement or the termination of this Agreement, neither Blue Jay nor Bernstein shall (a) solicit or authorize any person to solicit, directly or indirectly, any inquiries, proposals or offers from any person relating to any acquisition or purchase of all or substantially all the assets of, or any equity interest in, or any merger, consolidation or business combination with, Blue
Jay (a "Blue Jay Acquisition Transaction"), (b) enter into any agreement with respect to any Blue Jay Acquisition Transaction, or (c) participate in any negotiations regarding, cooperate with, facilitate or encourage a Blue Jay Acquisition Transaction or furnish to any other person any non-public information concerning Blue Jay in connection therewith. Blue Jay shall immediately notify the Shareholders if any proposal or offer with respect to a Blue Jay Acquisition Transaction is received by Blue Jay and communicate to the Representative the terms of any such proposal or offer.

      7.4 UDI Acquisition Proposals. From and after the date hereof and until the earlier of the consummation of the transactions contemplated by this Agreement or the termination of this Agreement, UDI shall not (a) solicit or authorize any person to solicit, directly or indirectly, any inquiries, proposals or offers from any person relating to any acquisition or purchase of all or substantially all the assets of, or any equity interest in, or any merger, consolidation or business combination with, UDI (a "UDI Acquisition Transaction"), (b) enter into any agreement with respect to any UDI Acquisition Transaction, or (c) participate in any negotiations regarding, cooperate with, facilitate or encourage a UDI Acquisition Transaction or furnish to any other person any non-public information concerning UDI in connection therewith. UDI shall immediately notify Blue Jay if any proposal or offer with respect to a UDI Acquisition Transaction is received by UDI and communicate to Blue Jay the terms of any such proposal or offer.


                                  ARTICLE VIII

                CONDITIONS OF SHAREHOLDERS' OBLIGATION TO CLOSE

      The obligation of the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to the Final Closing Date of each of the following express conditions precedent:

      8.1 Representation and Warranties. The representations and warranties in this Agreement made by Blue Jay and Bernstein shall be true and correct in all respects as of and on the Final Closing Date.

      8.2 Performance of Covenants and Obligations. Blue Jay shall have performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Blue Jay prior to or on the Final Closing Date.

      8.3 Closing of Capital Idea, Inc. Agreement. The transactions contemplated by the Capital Idea Agreement shall have been consummated prior to or concurrently with the Final Closing Date.

      8.4 Bernstein Agreements. Bernstein shall have cancelled Blue Jay's Convertible Note dated January 16, 1988 in the principal amount of $10,000 for Blue Jay's agreement to pay all liabilities of Blue Jay to Bernstein and others as of the date hereof in an amount not to exceed $25,000 which will be paid within

60 days of the final Closing Date and (ii) executed a Consulting Agreement in the form attached hereto as Exhibit E.

      8.5 Pledge Agreement. Bernstein shall have executed and delivered to the Representative the Pledge Agreement.

      8.6 Investigation of Blue Jay. The Shareholders shall have completed their review of such books, records, accounts, contracts and documents of or relating to the financial condition, liabilities, results of operations, business and prospects of Blue Jay and such other inquiries or investigations as they deem necessary or advisable and the results of such review and investigation shall be satisfactory to the Shareholders in their sole discretion. Without limiting the generality of the foregoing, the Shareholders shall be satisfied that (a) Blue Jay has no liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not fully reflected on the balance sheet of Blue Jay as of March 31, 1996, (b) there are no claims, suits, actions, arbitrations, administrative proceedings or investigations pending or threatened against Blue Jay that could have a material adverse effect on Blue Jay, (c) that the Blue Jay Common Stock to be issued pursuant to this Agreement and the Capital Idea Agreement when issued will be validly issued, fully paid and nonassessable and (d) there is no reasonable basis for the assertion against Blue Jay of any liability or obligation or for the assertion or commencement of any such claim, suit, action, arbitration, administrative proceeding or investigation.


                                   ARTICLE IX

                  CONDITIONS TO BLUE JAY'S OBLIGATION TO CLOSE

      The obligation of Blue Jay to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to and on the Final Closing Date:

      9.1 Representations and Warranties. The representations and warranties in this Agreement made by the Shareholders shall be true and correct in all respects as of and on the Final Closing Date.

      9.2 Performance of Covenants and Obligations. The Shareholders shall have performed and complied with all of their material covenants and obligations under this Agreement.

      9.3 Closing of the Capital Idea Agreement. The transactions contemplated by the Capital Idea Agreement shall have been consummated prior to or on the Final Closing Date.

      9.4 Investigation of UDI. Blue Jay shall have completed its review of such books, records, accounts, contracts and documents of or relating to the financial condition, liabilities, results of operations, business and prospects of UDI and such other inquiries or investigations as it deems necessary or advisable and the results of such review and investigation shall be satisfactory to Blue Jay in its sole discretion.


                                   ARTICLE X

                                OTHER AGREEMENTS

      10.1   Cooperation:  Public Announcements.  The Shareholders and Blue
Jay shall cooperate fully with each other and their respective counsel and accountants in connection with any actions that may be required to be taken in order to satisfy their respective obligations under this Agreement. The Shareholders and Blue Jay shall cooperate with each other in the preparation of any press releases in connection with the transactions contemplated by this Agreement and in the preparation and filing of any documents with the Securities and Exchange Commission or any state securities agency required as a result of such transactions. Except upon the advice of counsel or as may be required by law (and in either case upon notice to the other party), neither the Shareholders nor Blue Jay will, without prior consultation with the other, make any press release or announcement to the public concerning the transactions contemplated by this Agreement.

      10.2 Confidentiality. Each party to this Agreement understands that certain information which it has been furnished and will be furnished in connection with this Agreement is confidential and proprietary, and agrees that it will maintain the confidentiality of such information and will not disclose it to others or use it, except in connection with the transaction contemplated hereby, without the consent of the party furnishing such information. Information which is generally known in the industry concerning a party or among such party's creditors, generally, or which has been disclosed to the other party by third parties which have right to do so, shall not be deemed confidential or proprietary information for these purposes. In the event that a party is at any time requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any information supplied to such party in connection with such transaction, such party agrees to provide the party furnishing such information with prompt notice of such request(s) so that the party furnishing such information may seek an appropriate protective order and/or waive compliance of the party receiving such information with the terms of this Section 10.2. Notwithstanding the terms of this Section 10.2, if, in the absence of a protective order or the receipt of a waiver hereunder, the party receiving such information is nonetheless, in the opinion of its counsel, required to disclose information obtained in connection with such transaction or else stand liable for contempt or suffer other censure or penalty, the party receiving such information may disclose such information, to the extent and in the manner so required, without liability hereunder. In the event that such transaction is not consummated, each party agrees to promptly return all confidential materials (and all copies thereof) which have been furnished to him regarding the business and financial condition of the other party, including all financial statements, reports, contracts, customer lists, accounts, records, tax returns, data, plans, processes and trade secrets except to the extent any such documents shall otherwise be publicly available.

      10.3   Directors.   On or prior to the Closing Date, the Board of
Directors of Blue Jay shall take all action necessary (including amending the bylaws of Blue Jay) to elect to the Board of Directors four persons designated by the Shareholders. Immediately upon consummation of the Closing, all directors of Blue Jay, other than the persons designated by the Shareholders, shall resign as directors.


                                   ARTICLE XI

                                  TERMINATION

      11.1 Termination. This Agreement may be terminated in the following circumstances:

             (a)      By mutual consent of the Shareholders and Blue Jay;

             (b)      By the Shareholders in the event the conditions in
Article VIII of this Agreement are not satisfied or waived on or before September 30, 1996;

             (c) By Blue Jay in the event the conditions in Article IX of this Agreement are not satisfied or waived on or before September 30, 1996.

      11.2 Effect of Termination. In the event this Agreement is terminated pursuant to this Article XI, this Agreement shall be void and have no further force and effect.


                                  ARTICLE XII

                                 MISCELLANEOUS

      12.1 Notices, Etc. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, telex or telecopy (receipt confirmed) or seventy-two hours after being mailed, first call, certified mail, postage prepaid:

             (a)      To Blue Jay:

                      Blue Jay Enterprises, Inc.
                      11835 West Olympic Boulevard
                      East Tower 705
                      Los Angeles, CA  90064
                      (310)208-5589, Fax:  (310)473-3177
                      Attention:  Robert M. Bernstein

                      With copies to:

                      Joseph M. Berl
                      Baker & Hostetler
                      1050 Connecticut Ave., N.W.
                      Washington, DC  20036-5304
                      (202)  861-1500; Fax: _____________

                      Timothy Smoot, Esq.
                      7002 Moody Street
                      Suite 112
                      LaPalma, CA  90623
                      (310)402-1801, Fax:  (310)402-0643

             (b)      To Bernstein:

                      Robert M. Bernstein
                      c/o Blue Jay Enterprises, Inc.
                      11835 West Olympic Boulevard
                      East Tower 705
                      Los Angeles, CA  90064
                      (310)208-5589, Fax:  (310)473-3177

                      With a copy to:
                      C. Timothy Smoot, Esq.
                      Suite 112
                      7002 Moody Street
                      LaPalma, CA  90623-1181
                      (310)402-1801, Fax:  (310)402-0643

             (c)      To Shareholders:

                      United Dynamatics, Inc.
                      118 Pickering Way, Suite 104
                      Exton, Pennsylvania  19341
                      (610)363-8237; Fax:  (610)524-8715
                      Attention C. Eugene Hutcheson

                      With copies to:

                      Peggy E. Brever, Esq.
                      Michael Best & Friedrich
                      100 East Wisconsin Avenue
                      Milwaukee, WI  53202
                      (414)271-6560: Fax:  (414)277-0656

                      Barrett & Schuler
                      1000 Thomas Jefferson Street
                      Suite 305
                      Washington, DC  20007
                      Attention;  David M. Barrett
                      (202) 728-0888; Fax:  (202) 296-7490

      12.2 Entire Agreement. This Agreement supersedes any other discussions and agreement between the parties hereto with respect to he matters contained herein, and this Agreement and the agreements to be executed and delivered pursuant hereto and thereto contain the sole and entire agreement between the parties hereto with respect to the transactions contemplated herein and therein.

      12.3 Amendments and Waivers. This Agreement may be amended only by an instrument in writing executed by the party against whom enforcement of the amendment is sought. The president or any vice president of any corporate party may by a signed writing give any consent, take any action, waive any inaccuracies in representations or other compliance by any other party to any of the covenants or conditions herein, modify the terms of this Agreement to take any other action deemed by him to be necessary or appropriate to consummate the transactions contemplated by this Agreement.

      12.4 Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

      12.5 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. The Shareholders shall have the right to assign all or any portion of their rights under this Agreement to any of their affiliates at any time without the consent of Blue Jay or Bernstein; provided, however, that notwithstanding such assignment, the assigning Shareholder(s) shall remain obligated to Blue Jay pursuant to the terms and conditions of this Agreement.

      12.6 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

      IN WITNESS WHEREOF, the parties have executed this First Amended Agreement as of the date first written above.

                 BLUE JAY ENTERPRISES, INC.


                 By:  /s/ ROBERT M. BERNSTEIN
                    ---------------------------
                      Robert M. Bernstein
                      President

                  /s/ ROBERT M. BERNSTEIN
                 ---------------------------
                      Robert M. Bernstein

                 DARNLEY HOLDINGS, LTD.


                 By: /s/ C. EUGENE HUTCHESON PA  /s/ FRANK HOLZE
                    ---------------------------

                 E.E.T.C., Ltd.

                 By: /s/ C. EUGENE HUTCHESON PA  /s/ FRANK HOLZE
                    ---------------------------
                      Frank B. Holze
                      President


                     /s/ C. EUGENE HUTCHESON PA  /s/ FRANK HOLZE
                    ---------------------------
                      Frank B. Holze

                 CAPITAL IDEA, INC.


                 By: /s/ C. EUGENE HUTCHESON
                    ---------------------------
                      C. Eugene Hutcheson
                      President


                      /s/ CHARLOTTE E. DOREMUS
                    ---------------------------
                      Charlotte E. Doremus
                      Secretary


                      /s/ DAVID M. BARRETT
                    ---------------------------
                      David M. Barrett

                        INDEX OF EXHIBITS AND SCHEDULES


            Schedule 2.4        Blue Jay Common Stock to be Received by each
                                Shareholder

            Schedule 3.1        Ownership of Shares

            Schedule 4.2        Options for UDI stock

            Schedule 4.3        UDI, Dynamatic or Kenosha Litigation

            Exhibit A           Escrow Agreement

            Exhibit B           None

            Exhibit C           Bernstein Option Agreement

            Exhibit D           Pledge Agreement

            Exhibit E           Bernstein Consulting Agreement

                                                                    EXHIBIT 10.2

                              SECOND AMENDMENT TO
                          PURCHASE AND SALE AGREEMENT


         This Second Amendment to the Purchase and Sale Agreement (the "Agreement") is entered into this 2nd day of September, 1996 by and between Blue Jay Enterprises, Inc., a Delaware corporation ("Blue Jay"), Robert M. Bernstein ("Bernstein"), and the following shareholders of United Dynamatics Inc., a Delaware corporation ("UDI"); Darnley Holdings, Ltd., a Bahamian corporation ("Darnley"); Capital Idea, Inc., a Colorado corporation; and EETC, Ltd., a Delaware corporation, Frank B. Holze and David M. Barrett (hereinafter the foregoing shareholders collectively are referred to as "Shareholders" and individually referred to as a "Shareholder").

                                    RECITALS

         WHEREAS, the parties hereto, except Darnley, entered into a Purchase and Sale Agreement as of May 17, 1996, as amended by a July 31, 1996 First Amended Purchase and Sale Agreement (collectively, the "Amended Agreements");

         WHEREAS, the parties desires to further amend the Amended Agreements as hereinafter set forth.

         NOW, THEREFORE, the parties hereby further amend the Amended Agreements as follows:


         1. Section 2.1 of the Amended Agreements is hereby deleted in its entirety and replaced with the following:

                 2.1      Consideration.   The consideration to be paid by Blue
                 Jay for the UDI Shares shall be in the form of shares of Blue Jay Common Stock in the ratio of 3826.59 shares of newly issued Blue Jay Common Stock for each outstanding share of UDI Common Stock, or an aggregate 4,086,794 shares of Blue Jay Common Stock (the "Blue Jay Shares").

         2. Schedule 2.4 to the Amended Agreements is deleted in its entirety and replaced with Schedule 2.4 to this Agreement.

         3. Except as expressly stated herein, the terms and conditions of the Amended Agreements shall remain in full force and effect unchanged, and the same are hereby ratified, confirmed and reaffirmed in all respects and Lender shall not be deemed to have waived any of its rights thereunder.

         4. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         5. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                  BLUE JAY ENTERPRISES, INC.


                                  By:  /s/ ROBERT M. BERNSTEIN
                                     ---------------------------
                                           Robert M. Bernstein
                                           President

                                       /s/ ROBERT M. BERNSTEIN
                                  ------------------------------
                                           Robert M. Bernstein


                                  DARNLEY HOLDINGS, LTD.


                                  By:  /s/ FRANK HOLZE
                                     ---------------------------


                                  E.E.T.C., Ltd.


                                  By:  /s/ FRANK HOLZE
                                     ---------------------------
                                           Frank B. Holze
                                           Director

                                       /s/ FRANK HOLZE
                                     ---------------------------
                                           Frank B. Holze


                                  CAPITAL IDEA, INC.


                                  By:  /s/ C. EUGENE HUTCHESON
                                     ---------------------------
                                           C. Eugene Hutcheson
                                           President

                                       /s/ CHARLOTTE E. DOREMUS
                                     ---------------------------
                                           Charlotte E. Doremus
                                           Secretary

                                       /s/ DAVID M. BARRETT
                                     ---------------------------
                                           David M. Barrett

                                                                    Schedule 2.4



Blue Jay common stock to be received by each shareholder:



                 Capital Idea                      2,174,123

                 Darnley                             500,000

                 Holze                               688,805

                 Barrett                             723,866
                                                   ---------

                 Total                             4,086,794

                                                                    EXHIBIT 10.3
                                 SECOND AMENDED
                          PURCHASE AND SALE AGREEMENT


         This SECOND AMENDED PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into this 2nd day of September, 1996 by and between Blue Jay Enterprises, Inc., a Delaware corporation ("Blue Jay"), Robert M. Bernstein ("Bernstein") and Capital Idea, Inc. a Colorado corporation ("Seller").

                                    RECITALS

         WHEREAS, the parties hereto entered into a Purchase and Sale Agreement dated as of May 17, 1996 and a First Amended Purchase and Sale Agreement dated as of July 31, 1996 (collectively, the "Amended Agreements").

         WHEREAS, the parties desire to further amend the Amended Agreements to read in its entirety as hereinafter set forth.

         NOW, THEREFORE, the parties hereby amend the Amended Agreements to read in its entirety as follows:

         WHEREAS, Seller is the owner of that certain 11% Subordinated Note due 2002 of Maxwell Dynamometer Systems, Inc. ("Maxwell") dated May 19, 1994 in the principal amount of $542,000, that certain Promissory Note of Maxwell dated August 15, 1996 in the principal amount of $313,000, and that certain Revenue Note Agreement of Maxwell dated May 19, 1994 (collectively, the "Notes").

         WHEREAS, Seller desires to sell and Blue Jay desires to purchase the Notes on the terms and conditions hereinafter set forth for consideration of shares of common stock, $.001 par value per share, of Blue Jay ("Blue Jay Common Stock").

         WHEREAS, this transaction, together with the transactions contemplated by that Purchase and Sale Agreement of even date herewith between Blue Jay and the shareholders of United Dynamatics, Inc. (the "UDI Agreement"), as amended, is intended to qualify as a tax free exchange under Section 351(a) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


                                   AGREEMENT:


                                   ARTICLE I

                               PURCHASE AND SALE


         1.1 Purchase and Sale. Subject to the terms and conditions hereinafter set forth, on the Final Closing Date (as hereinafter defined), Seller shall sell and deliver to Blue Jay, and Blue Jay shall purchase from Seller, the Notes.


                                   ARTICLE II

                             CONSIDERATION; CLOSING


         2.1 Consideration. The consideration to be paid by Blue Jay for the Notes shall be 2,429,737 shares of newly issued Blue Jay Common Stock (the "Blue Jay Shares").

         2.2 Escrow Arrangement. The Seller, Blue Jay and Firstar Trust Company, as escrow agent (the "Escrow Agent"), have entered into an escrow agreement in the form attached hereto as Exhibit B, as amended, ("the Escrow Agreement") pursuant to which, (a) Seller is delivering to the Escrow Agent the Notes and (b) Blue Jay is delivering to the Escrow Agent the Blue Jay Shares, all of which shares shall be held by the Escrow Agent in accordance with the Escrow Agreement.

         2.3 Closing. The closing in escrow of the transactions contemplated hereby ("Escrow Closing") was held at Trafalgar Financial Services, Inc., 126 State Street, Boston, Massachusetts at 1:00 P.M. May 17, 1996. The "Final Closing Date" shall mean the date on which the Escrow Agent releases the documents pursuant to Section 3.1(a) of the Escrow Agreement which shall be the first business day following satisfaction of all closing conditions set forth in Article VII and VIII hereof.

         2.4              Deliveries on the Final Closing Date.  On the Final
Closing Date:

         (a) Seller and Blue Jay shall deliver to the Escrow Agent the Notice of Release referred to in the Escrow Agreement;

         (b)     The Escrow Agent shall deliver to Blue Jay the Notes; and

         (c) The Escrow Agent shall deliver to Seller certificates representing the Blue Jay Shares.


                                  ARTICLE III

                           REPRESENTATIONS OF SELLER


         In order to induce Blue Jay to enter into this Agreement, Seller makes the following representations and warranties to Blue Jay.

         3.1 Organization and Qualification. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Colorado.

         3.2 Enforceability; Conflicting Obligations. Seller has all necessary power and authority to enter into and consummate the transactions contemplated by this Agreement in accordance with its terms and to sell and transfer the Notes to Blue Jay. This Agreement has been duly authorized by Seller, constitutes Seller's valid and binding obligation, and is enforceable against Seller in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the sale of the Notes will not, conflict with or violate the provisions of any order, writ, decree, agreement, contract, restriction or organizational documents to which Seller is a party, or to which such Seller is bound.

         3.3 Investment Intent. The Blue Jay Common Stock being acquired by Seller hereunder is being acquired for investment and not with a view toward distribution thereof. Such shares have not been registered under the Securities Act of 1933 or any state securities laws and may be resold only pursuant to an effective registration covering such shares or pursuant to an available exemption from registration. Certificates representing Blue Jay Common Stock shall bear the following legend:

         The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or the Securities Laws of any state, but have been issued in reliance upon exemptions therefrom. The Securities may not be offered, sold, pledged or otherwise transferred without registration under the Act or the opinion of counsel satisfactory to the Corporation that an exemption from registration is available or that such transfer may otherwise lawfully be made.

         3.4 Brokers. Seller has not incurred or made commitments for, any brokerage, finders' or similar fees in connection with the transactions contemplated by this Agreement except as set forth in that engagement letter dated April 15, 1996 between Trafalgar Securities, Inc., United Dynamatics, Inc. and Seller.

         3.5 Representations and Warranties True and Correct. The representations and warranties contained herein, and all other documents, certifications, materials and written statements or written information given to Blue Jay by or on behalf of Seller, do not include any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                          REPRESENTATIONS OF BLUE JAY


         In order to induce Seller to enter into this Agreement, Blue Jay makes the following representations and warranties to the Shareholders.

         4.1 Organization. Blue Jay is duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to conduct its business as currently operated and conducted.

         4.2 Capitalization of Blue Jay. The authorized capital stock of Blue Jay consists of 50,000,000 shares of Common Stock, $.001 par value per share, of which 724,059 shares are issued and outstanding. All of such outstanding shares have been issued pursuant to and in accordance with effective registration statements under the 1933 Act and in compliance with applicable state securities laws or pursuant to valid exemptions from registration under the 1933 Act and any applicable state securities laws and rules and regulations under such laws. All of the outstanding shares of Blue Jay Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are free of pre-emptive rights. There are no other shares of capital stock or other equity securities (or debt securities with any voting rights or convertible into securities with any voting rights) of Blue Jay outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of capital stock of Blue Jay, except for 400,000 shares of Blue Jay Common Stock to be issued to Bernstein upon exercise of the Option Agreement.

         4.3 Authorization. Blue Jay has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Blue Jay's Board of Directors and no other corporate proceedings on the part of Blue Jay are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Blue Jay and is the legal, valid and binding obligation of Blue Jay, enforceable against Blue Jay in accordance with its terms.

         4.4 Reports and Financial Statements. Blue Jay has filed all reports on Form 10-Q, Form 10-QSB and Form 10-K required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") since 1986 (collectively, the "SEC Reports"). Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the financial position of Blue Jay as of the date thereof, and each of the income statements and statements of cash flow (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Blue Jay for the period or as of the date set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

         4.5 Litigation. There are no claims, suits, actions, arbitrations, administrative proceedings or investigations, pending or, to Blue Jay's or Bernstein's knowledge, threatened against Blue Jay or Bernstein that could have a material adverse effect on Blue Jay or restrict the ability of Blue Jay to consummate the transactions contemplated by this Agreement or the other agreements referred to herein.

         4.6 Brokers. Neither Blue Jay nor Bernstein has incurred or made commitments for, any brokerage, finders' or similar fees in connection with the transactions contemplated by this Agreement.


                                   ARTICLE V

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION


         5.1 Survival of Representations. None of the representations or warranties made by any party to this Agreement shall survive the Final Closing Date, unless the party making the representation or warranty knew such representation or warranty was false at the time it was made or as of the Final Closing Date.

         5.2              Agreement to Indemnify.

         (a) Bernstein shall indemnify, defend and hold harmless Capital Idea and each officer, director employee or agent (collectively the "Indemnified Parties"), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses

(collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any Indemnified Party, directly or indirectly, during the one-year period following the Closing, by reason of or resulting from any claims by stockholders of Blue Jay challenging the fairness of the transactions contemplated by this Agreement or any claims by stockholders of Blue Jay arising out of any transaction by or activities of Blue Jay prior to the Closing Date.

         (b) The obligations of Bernstein set forth in paragraph (a) above shall be secured by and limited to a pledge by Bernstein to Seller, of shares of Blue Jay Common Stock and an option to purchase shares of Blue Jay Common Stock pursuant to the Pledge Agreement in substantially the form of Exhibit C attached hereto (the "Pledge Agreement").

         (c)     For purposes of satisfying any claim for Damages under this
Section 5.2, the value of the pledged Blue Jay Common Stock shall be the average of the daily market prices of the Blue Jay Common Stock for the 10 trading days immediately preceding final agreement between Bernstein and the Indemnified Parties, or final adjudication by a court of competent jurisdiction, of such claim. For purposes of this Section 5.2(c), the market price for each trading day shall be the closing price on such day on the principal securities exchange or market in which the Blue Jay Common Stock is then traded or, if no sale takes place on such day, the average of the closing bid and asked prices on such day.


                                   ARTICLE VI

                       COVENANTS PENDING THE CLOSING DATE


         6.1 Operation of Business. From the date hereof and until the Closing Date, without the prior written consent of the Seller, Blue Jay shall not:

                 (a) Increase Compensation. Grant or promise any increase in compensation to any shareholder, officer, employee or director, nor, by means of any bonus, profit-sharing, incentive compensation payment, pension, retirement, medical hospitalization, life insurance or other insurance plan or plans, or otherwise, increase in any amount the benefits or compensation of any such employees, directors or officers;

                 (b) Employment and Labor Contracts. Enter into, amend or renew or extend any employment contract or collective bargaining agreement;

                 (c) Disposition of Assets. Sell or dispose of, or encumber, mortgage or pledge any asset;

                 (d) Capital Expenditures. Make any capital expenditures, or enter into any lease of capital equipment or real estate;

                 (e) Contracts. Enter into any contract, except as contemplated by this Agreement.

                 (f) Create or Incur Indebtedness. Enter into any transaction, or create, assume, incur or guarantee any indebtedness;

                 (g) Issue Stock; Distributions on Stock. Except for the option referred to in Section 5.2(b) hereof, authorize or issue any shares of capital stock or other securities convertible into or exercisable for capital stock, or declare or pay any dividend or make any sale of, or distribution with respect to, any capital stock or directly or indirectly redeem, purchase or otherwise acquire any capital stock;

                 (h) Accounting Procedures. Change any accounting procedures or practices or its financial structure;

                 (i) Charter Amendments. Make any amendments to or changes in its certificate of incorporation or bylaws;

                 (j) Breach of Contract. Perform any act, or attempt to do any act, or permit any act or omission to act, which will cause a breach of any contract, agreement, instrument, document, lease, license, permit, indenture or other obligation to which it is a party or to which it is bound.

         6.2 Access Prior to Closing. Blue Jay shall permit the Seller and its counsel, accountants and other representatives full access during normal business hours to all of the offices, properties, books and records and contracts of Blue Jay in order that the Seller may have full opportunity to make such investigations as it shall desire of Blue Jay in connection with the transactions contemplated by this Agreement, and shall furnish the Seller during such period with all such additional financial and operating data and other information as the Seller or its representatives may from time to time reasonably request.

         6.3 Acquisition Proposals. From and after the date hereof and until the earlier of the consummation of the transactions contemplated by this Agreement or the termination of this Agreement, neither Blue Jay nor Bernstein shall (a) solicit or authorize any person to solicit, directly or indirectly, any inquiries, proposals or offers from any person relating to any acquisition or purchase of all or substantially all the assets of, or any equity interest in, or any merger, consolidation or business combination with, Blue Jay (an "Acquisition Transaction"), (b) enter into any agreement with respect to any

Acquisition Transaction, or (c) participate in any negotiations regarding, cooperate with, facilitate or encourage an Acquisition Transaction or furnish to any other person any non-public information concerning Blue Jay in connection therewith. Blue Jay shall immediately notify the Seller if any proposal or offer with respect to an Acquisition Transaction is received by Blue Jay and communicate to the Representative the terms of any such proposal or offer.


                                  ARTICLE VII

                   CONDITIONS OF SELLER'S OBLIGATION TO CLOSE


         The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to or on the Final Closing Date, of each of the following conditions:

         7.1 Representation and Warranties. The representations and warranties in this Agreement made by Blue Jay and Bernstein shall be true and correct in all respects as of and at the Final Closing Date.

         7.2 Performance of Covenants and Obligations. Blue Jay shall have performed and complied with all of its covenants and obligations under this Agreement which are to be performed or complied with by Blue Jay prior to or on the Final Closing Date.

         7.3 Closing of UDI, Inc. Agreement. The transactions contemplated by the UDI Agreement shall have been consummated prior to or on the Final Closing Date.

         7.4 Bernstein Agreements. Bernstein shall have cancelled Blue Jay's Convertible Note dated January 16, 1988 in the principal amount of $10,000 for Blue Jay's agreement to pay all liabilities of Blue Jay to Bernstein as of the date hereof in an amount not to exceed $25,000 and (ii) executed a Consulting Agreement in the form attached hereto as Exhibit D.

         7.5 Pledge Agreement. Bernstein shall have executed and delivered to Seller the Pledge Agreement.

         7.6 Investigation of Blue Jay. The Seller shall have completed its review of such books, records, accounts, contracts and documents of or relating to the financial condition, liabilities, results of operations, business and prospects of Blue Jay and such other inquiries or investigations as it deems necessary or advisable and the results of such review shall be satisfactory to the Seller in its sole discretion. Without limiting the generality of the foregoing, the Seller shall be satisfied that (a) Blue Jay has no liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not fully reflected on the balance sheet of Blue Jay as of March 31, 1996, (b) there are no claims, suits, actions, arbitrations, administrative proceedings or investigations pending or threatened against Blue Jay that could have a material adverse effect on Blue Jay, (c) that the Blue Jay common Stock to be issued pursuant to that Agreement and the UDI Agreement when issued will be validly issued, fully paid and non assessable and (d) there is no reasonable basis for the assertion against Blue Jay of any such liability or obligation or for the assertion or commencement of any such claim, suit, action, arbitration, administrative proceeding or investigation.


                                  ARTICLE VIII

                  CONDITIONS TO BLUE JAY'S OBLIGATION TO CLOSE


         The obligation of Blue Jay to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to or on the Final Closing Date of each of the following conditions:

         8.1 Representations and Warranties. The representations and warranties in this Agreement made by the Shareholders shall be true and correct in all respects as of and at the Final Closing Date.

         8.2 Performance of Covenants and Obligations. The Seller shall have performed and complied with all of its material covenants and obligations under this Agreement.

         8.3 Closing of the UDI Agreement. The transactions contemplated by the UDI Agreement shall have been consummated prior to or on the Final Closing Date.


                                   ARTICLE IX

                                OTHER AGREEMENTS


         9.1 Cooperation: Public Announcements. Seller and Blue Jay shall cooperate fully with each other and their respective counsel and accountants in connection with any actions that may be required to be taken in order to satisfy their respective obligations under this Agreement. Seller and Blue Jay shall cooperate with each other in the preparation of any press releases in connection with the transactions contemplated by this Agreement and in the preparation and filing of any documents with the Securities and Exchange Commission or any state securities agency required as a result of such transactions. Except upon the advice of counsel or as may be required by law (and in either case upon notice to the other party), neither Seller nor Blue Jay will, without prior consultation with the other, make any press release or announcement to the public concerning the transactions contemplated by this Agreement.

         9.2 Confidentiality. Each party to this Agreement understands that certain information which it has been furnished and will be furnished in connection with this Agreement is confidential and proprietary, and agrees that it will maintain the confidentiality of such information and will not disclose it to others or use it, except in connection with the transaction contemplated hereby, without the consent of the party furnishing such information. Information which is generally known in the industry concerning a party or among such party's creditors, generally, or which has been disclosed to the other party by third parties which have right to do so, shall not be deemed confidential or proprietary information for these purposes. In the event that a party is at any time requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any information supplied to such party in connection with such transaction, such party agrees to provide the party furnishing such information with prompt notice of such request(s) so that the party furnishing such information may seek an appropriate protective order and/or waive compliance of the party receiving such information with the terms of this Section 9.2. Notwithstanding the terms of this Section 9.2, if, in the absence of a protective order or the receipt of a waiver hereunder, the party receiving such information is nonetheless, in the opinion of its counsel, required to disclose information obtained in connection with such transaction or else stand liable for contempt or suffer other censure or penalty, the party receiving such information may disclose such information, to the extent and in the manner so required, without liability hereunder. In the event that such transaction is not consummated, each party agrees to promptly return all confidential materials (and all copies thereof) which have been furnished to him regarding the business and financial condition of the other party, including all financial statements, reports, contracts, customer lists, accounts, records, tax returns, data, plans, processes and trade secrets except to the extent any such documents shall otherwise be publicly available.

                                   ARTICLE X

                                  TERMINATION


         10.1 Termination. This Agreement may be terminated in the following circumstances:

                          (a)     By mutual consent of Seller and Blue Jay;

                          (b)     By Seller in the event the conditions in
Article VII of this Agreement are not satisfied or waived on or before July 31, 1996;

                          (c)     By Blue Jay in the event the conditions in
Article VIII of this Agreement are not satisfied or waived on or before July 31, 1996.

         10.2 Effect of Termination. In the event this Agreement is terminated pursuant to this Article X, this Agreement shall be void and have no further force and effect.


                                   ARTICLE XI

                                 MISCELLANEOUS


         11.1 Notices, Etc. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, telex or telecopy (receipt confirmed) or seventy-two hours after being mailed, first call, certified mail, postage prepaid:

                          (a)     To Blue Jay:

                                  Blue Jay Enterprises, Inc.
                                  11835 West Olympic Boulevard
                                  East Tower 705
                                  Los Angeles, CA  90064
                                  (310)208-5589, Fax:  (310)473-3177
                                  Attention:  Robert M. Bernstein

                                  With copies to:

                                  Joseph M. Berl
                                  Baker & Hostetler
                                  1050 Connecticut Ave., N.W.
                                  Washington, DC  20036-5304
                                  (202)  861-1500; Fax: (202)861-1783

                                  Timothy Smoot, Esq.
                                  7002 Moody Street
                                  Suite 112
                                  LaPalma, CA  90623
                                  (310)402-1801, Fax:  (310)402-0643

                          (b)     To Bernstein:

                                  Robert M. Bernstein
                                  c/o Blue Jay Enterprises, Inc.
                                  11835 West Olympic Boulevard
                                  East Tower 705
                                  Los Angeles, CA  90064
                                  (310)208-5589, Fax:  (310)473-3177

                          (c)     To Seller:

                                  Capital Idea, Inc.
                                  118 Pickering Way, Suite 104
                                  Exton, Pennsylvania  19341
                                  (610)363-8237; Fax:  (610)524-8715
                                  Attention C. Eugene Hutcheson

                                  With copies to:

                                  Peggy E. Brever, Esq.
                                  Michael Best & Friedrich
                                  100 East Wisconsin Avenue
                                  Milwaukee, WI  53202
                                  (414)271-6560: Fax:  (414)277-0656

                                  Barrett & Schuler
                                  1000 Thomas Jefferson Street
                                  Suite 305
                                  Washington, DC  20007
                                  Attention;  David M. Barrett
                                  (202) 728-0888; Fax:  (202) 296-7490

         11.2 Entire Agreement. This Agreement supersedes any other discussions and agreement between the parties hereto with respect to he matters contained herein, and this Agreement and the agreements to be executed and delivered pursuant hereto and thereto contain the sole and entire agreement between the parties hereto with respect to the transactions contemplated herein and therein.

         11.3 Amendments and Waivers. This Agreement may be amended only by an instrument in writing executed by the party against whom enforcement of the amendment is sought. The president or any vice president of any corporate party may by a signed writing give any consent, take any action, waive any inaccuracies in representations or other compliance by any other party to any of the covenants or conditions herein, modify the terms of this Agreement to take any other action deemed by him to be necessary or appropriate to consummate the transactions contemplated by this Agreement.

         11.4 Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

         11.5 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. The Shareholders shall have the right to assign all or any portion of their rights under this Agreement to any of their affiliates at any time without the consent of Blue Jay or Bernstein; provided, however, that notwithstanding such assignment, the assigning Shareholder(s) shall remain obligated to Blue Jay pursuant to the terms and conditions of this Agreement.

         11.6 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                  BLUE JAY ENTERPRISES, INC.


                                  By: /s/  ROBERT M. BERNSTEIN
                                     ---------------------------
                                           Robert M. Bernstein
                                           President


                                  By: /s/  HARVEY KRAVETZ
                                     ---------------------------
                                           Harvey Kravetz
                                           Secretary

                                  CAPITAL IDEA, INC.


                                  By: /s/  C. EUGENE HUTCHESON
                                     ---------------------------
                                           C. Eugene Hutcheson
                                           President

                                      /s/  ROBERT M. BERNSTEIN
                                  ------------------------------
                                           Robert M. Bernstein

                        INDEX OF EXHIBITS AND SCHEDULES




         Exhibit A                         None

         Exhibit B                         Escrow Agreement

         Exhibit C                         Pledge Agreement

         Exhibit D                         Consulting Agreement